Exhibit 23.8

AJM PETROLEUM CONSULTANTS

March 16, 2011

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Dear Sirs/Mesdames:

RE: LETTER OF CONSENT

As independent petroleum consultants, we hereby consent to the incorporation by reference in this  Registration Statements on Form S-3 and any amendment thereof of Magnum Hunter Resources Corporation, and in each of the related prospectuses and prospectus supplements, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of NuLoch Resources Inc. as of December 31, 2010.  We also consent to the references to our firm contained in this Registration Statement and in the Prospectus and Prospectus Supplements relating to the Registration Statement listed above, including under the caption “Experts”.

Very truly yours,

AJM Petroleum Consultants

/s/ Douglas S. Ashton
Douglas S. Ashton
Vice President Engineering
Calgary, Alberta, Canada